Exhibit 99.1
Exterran Partners Appoints David S. Miller
Chief Financial Officer
HOUSTON, March 5, 2009 — The managing general partner of Exterran Partners, L.P. (NASDAQ: EXLP) today announced the appointment of David S. Miller as Chief Financial Officer. Mr. Miller has also been appointed to its board of directors. He will serve in the CFO position previously held by Daniel S. Schlanger, who will continue to serve as a member of its board and as a corporate officer of both the managing general partner of Exterran Partners and of Exterran Holdings, Inc.
Prior to joining Exterran, Mr. Miller served as Chief Operating Officer with JMI Realty, and spent nearly 15 years as an investment banker, predominantly with Merrill Lynch & Co., Inc., where he focused on the energy sector.
“We are excited to have David join the Exterran team,” said Stephen A. Snider, Chairman and Chief Executive Officer of Exterran Partners’ managing general partner. “David is well-qualified to contribute to our long-term growth initiatives with his strong financial, operational and investment banking background.”
About Exterran Partners
Exterran Partners provides natural gas contract operations services to customers throughout the United States. Exterran Holdings, Inc. (NYSE: EXH) indirectly owns a majority interest in Exterran Partners. For more information, visit www.exterran.com.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035

Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Partners, L.P.